Exhibit 10.7

THIRD AMENDMENT TO LEASE

This THIRD AMENDMENT TO LEASE (this “Amendment”) is made as of the 20th day of December, 2006, (the “Effective Date”) by and between MASSACHUSETTS DEVELOPMENT FINANCE AGENCY, a body politic and corporate and a public instrumentality of the Commonwealth of Massachusetts pursuant to Massachusetts General Laws, Chapter 23G, with an address of 160 Federal Street, Boston, Massachusetts 02110 (“Landlord”) and AVANT IMMUNOTHERAPEUTICS, INC., a Delaware corporation, with an address of 119 Fourth Avenue, Needham, Massachusetts (“Tenant”).

R E C I T A L S

WHEREAS, Landlord and Tenant entered into a certain Lease dated effective December 22, 2003, as amended by that certain First Amendment to Lease dated March 17, 2005 (the “First Amendment”) and that certain Second Amendment to Lease dated as of November 4, 2005 (the “Second Amendment”) (as so amended, collectively, the “Lease”) of certain premises consisting of approximately 14,314 rentable square feet of space (the “Existing Premises”) in the building (the “Building”) located at 151 Martine Street, Fall River, Massachusetts (the “Property”) in the South Coast Research & Technology Park (the “Park”);

WHEREAS, (i) the original premises demised by the Lease consists of 11,756 rentable square feet in the Building, (ii) the Additional Space (as defined in the First Amendment) demised by the First Amendment consists of 71 rentable square feet and (iii) the Expansion Premises (as defined in the Second Amendment) consists of 2,487 rentable square feet on the second (2nd) floor of the Building;

WHEREAS, Landlord and Tenant wish to amend the Lease to (i) provide for the addition of approximately 1,853 rentable square feet on the second (2nd) floor in the Building, being known as Suite 219, as shown on the floor plan attached hereto as Exhibit A-3 (the “Second Expansion Premises”); and (ii) amend certain other terms of the Lease.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby mutually acknowledged, Landlord and Tenant agree as follows:

1.             Capitalized Terms.  Unless otherwise defined herein, all capitalized terms used in this Amendment shall have the meanings ascribed to them in the Lease, and all references in the Lease to the “Lease” or “this Lease” or “herein” or “hereunder” or similar terms or to any section thereof shall, after the Effective Date, mean the Lease, or such section thereof, as amended by this Amendment.

2.             Demise of Expansion Premises.  Commencing on December 18, 2006 (the “Second Expansion Premises Commencement Date”), Landlord does hereby lease to Tenant and Tenant does lease from Landlord the Second Expansion Premises to have and to hold for the remainder of the Lease Term as set forth in the Lease.  Except as otherwise expressly provided herein, Tenant’s lease of the Second Expansion Premises shall be on all of the terms and conditions of the Lease (including, without limitation, extension rights of Tenant for Extension Terms) and the term of the Lease with respect to the Second Expansion Premises shall be coterminous with the Original Term (and, if exercised, Extension Terms) of the Lease for the Existing Premises.  As of the Second Expansion Premises Commencement Date, all references in the Lease to (i) the “Premises” and/or the premises demised by the Lease shall mean the Existing Premises and the Second Expansion Premises collectively as shown on the Exhibit A to the Lease,  Exhibit A-1 attached to the First Amendment, Exhibit A-2 attached to the Second Amendment and Exhibit A-3 attached to the Third Amendment; (ii) the “Tenant’s Proportionate Fraction” shall mean 28% which is calculated based upon the rentable square footage of the Premises less the 71 rentable square feet of the Additional Space described in the First Amendment; and (iii) the “Premises Square Footage” shall mean 16,167 rentable square feet.

3.             Fixed Rent.  Tenant shall pay to Landlord Fixed Rent with respect to the Expansion Premises in the manner and at the times set forth in the Lease, in the amounts set forth below:

TERM	ANNUAL FIXED RENTAL RATE FOR THE SECOND EXPANSION PREMISES
From the Second Expansion Premises Commencement Date through November 30, 2008.	$27,795.00
From December 1, 2008 through the expiration of the Lease Term, as the same may be extended.

Calculated in the same fashion as for the Existing Premises under subclause (iii) of the definition of Annual Fixed Rental Rate in Section 1.1 of the Existing Lease, except that only the Annual Fixed Rental Rate for the Second Expansion Premises shall be used in such calculation, and the first day after the Second Rent Period will be December 1, 2008.

4.             Condition of Second Expansion Premises.  The Second Expansion Premises is being leased in their AS IS condition as of the date of this Lease.  Landlord shall, at Landlord’s sole cost and expense, deliver the Second Expansion Premises to Tenant on the Second Expansion Premises Commencement Date therefor vacant, broom-clean, and with all debris and personal property removed therefrom.

5.             Utility Payments.  From and after the Second Expansion Premises Commencement Date, Tenant shall be responsible for the payment of all utilities used and consumed in the Second Expansion Premises directly to the utility companies if the Second Expansion Premises are separately metered or to Landlord if the Second Expansion Premises is sub-metered for such utility usage; provided, however, that (i) costs for electricity for electrical plugs in the Second Expansion Premises shall be paid to Landlord by Tenant on the basis of a sub-meter and (ii) Tenant shall pay for electricity for lights in the Second Expansion Premises based upon Tenant’s pro rata share of the costs supplied to the leaseable areas of the Building which are not separately metered or submetered for determination of electrical usage.  Tenant’s pro rata share under clause (ii) of the prior sentence shall be determined by a fraction (expressed as a percentage), the numerator of which is 1,853 rsf and the denominator of which is the total rentable square footage of all leaseable areas of the Building (exclusive of common areas for which Tenant pays Tenant’s Proportionate Fraction of electrical costs pursuant to Section 7.3 of the Lease) which are served by the same electrical meter as the Second Expansion Premises (i.e., such denominator is 5,491 rsf; accordingly, expressed as a percentage, Tenant’s pro rata share under clause (ii) of the prior sentence is 33.75%) .  Tenant shall pay the utility company directly for all telephone and telecommunications service to the Second Expansion Premises.

6.             Use of Second Expansion Premises.  Notwithstanding any terms or provisions of the Lease to the contrary, including without limitation, the provisions of the first sentence of Section 10.1 of the Lease, Tenant shall use the Second Expansion Premises for general office purposes only and for no other uses whatsoever.

7.             Inapplicable Provisions.  Sections 4.2 and 4.3 of the Lease shall not be applicable to the Second Expansion Premises or any work therein performed by Tenant.

8.             Ratification.  Except as expressly modified by this Amendment, the Lease shall remain in full force and effect, and as further modified by this Amendment, is expressly ratified and confirmed by the parties hereto.  This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, subject to the provisions of the Lease regarding assignment and subletting.

9.             Brokerage.  Landlord and Tenant each represent and warrant to the other that neither of them has employed or dealt with any broker, agent or finder carrying on the negotiations relating to this Amendment to the Lease.  Tenant shall indemnify and hold Landlord harmless from and against any claim or claims for brokerage or other commissions asserted by any broker, agent or finder engaged by Tenant or with whom Tenant has dealt.  Similarly, Landlord shall indemnify and hold Tenant harmless from and against any claims asserted by any broker, agent or finder engaged by Landlord or with whom Landlord has dealt.  The representations and warranties contained in this Section 9 shall survive any termination of the Lease.

10.           Governing Law; Interpretation; and Partial Invalidity.  This Amendment shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts.   If any term of this Amendment, or the application thereof to any person or circumstances, shall to any extent be invalid or unenforceable, the remainder of this Amendment, or the application of such term to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each term of this Amendment shall be valid and enforceable to the fullest extent permitted by law.  The titles for the paragraphs are for convenience only and not to be considered in construing this Amendment.  This Amendment contains all of the agreements of the parties with respect to the subject matter hereof, and supersedes all prior dealings between them with respect to such subject matter.  No delay or omission on the part of either party to this Amendment in requiring performance by the other party or exercising any right hereunder shall operate as a waiver of any provision hereof or any rights hereunder, and no waiver, omission or delay in requiring performance or exercising any right hereunder on any one occasion shall be construed as a bar to or waiver of such performance or right on any future occasion.

11.           Counterparts and Authority.  This Amendment may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same document. Landlord and Tenant each warrant to the other that the person or persons executing this Amendment on its behalf has or have authority to do so and that such execution has fully obligated and bound such party to all terms and provisions of this Amendment.

[Signatures Commence on Following Page]

IN WITNESS WHEREOF, the undersigned executed this Amendment as of the date and year first written above.

LANDLORD:
MASSACHUSETTS DEVELOPMENT FINANCE AGENCY

By:	/s/ Ann E. Howard
	Name:	Ann E. Howard
	Title:	Chief Operating Officer

By:	/s/ Robert L. Culver
	Name:	Robert L. Culver
	Title:	President and CEO

TENANT:

AVANT IMMUNOTHERAPEUTICS, INC.

By:	/s/ Una S. Ryan
	Name:	Una S. Ryan, PhD
	Title:	President and CEO

Exhibit A-3 — Plan of Second Expansion Premises